AMENDED & RESTATED
EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of November 14, 2025 by and between Bakkt Holdings, Inc. (the “Company”) and Akshay Naheta (“Executive”) (jointly referred to as the “Parties” or individually referred to as a “Party”).
RECITALS
WHEREAS, Executive is currently employed by the Company as its co-Chief Executive Officer pursuant to that certain Executive Employment Agreement, dated as of March 19, 2025 (such date, the “Effective Date”, and such agreement, the “Prior Agreement”);
WHEREAS, the Company desires to continue to employ Executive on the terms set forth in this Agreement; and
WHEREAS, the Parties with to amend and restate the Prior Agreement to reflect the revised terms of Executive’s employment, as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:
1.Duties and Scope of Employment.
(a)Positions and Duties. Effective as of March 21, 2025 (the “Employment Date”), Executive will serve as co-Chief Executive Officer of the Company, rendering such business and professional services in the performance of Executive’s duties consistent with Executive’s positions with the Company as shall reasonably and lawfully be assigned by the Board of Directors of the Company (the “Board”). The period of Executive’s at-will employment under the terms of this Agreement is referred to herein as the “Employment Term.” Executive will work remotely in the United Arab Emirates, subject to business travel as is reasonably necessary in connection with his performance of his duties and responsibilities. The Parties shall mutually agree on the content of the public announcement of Executive’s appointment, which shall be made on March 19, 2025. As of the Employment Date, Executive will be appointed to the Board and, during the Employment Term, the Company shall nominate Executive for election to the Board by its stockholders.
(b)Obligations. Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote substantially all of Executive’s business efforts and time to the Company during normal business hours of a Chief Executive Officer (including performing services for businesses that may be acquired by the Company as may be requested by the Board, which services will not be deemed to be a breach by Executive of any duties or covenants to the Company, including under this Agreement). For the duration of the Employment Term. Executive agrees not to actively engage in any other employment or consulting activity for any remuneration without the prior approval of the Board.

(c)Limitations on Authority and Role. Until such time as all required regulatory approvals as may be required for the licenses set forth on Exhibit A hereto (the “Required Approvals”) have been obtained to serve as a “control person” or similar designation under applicable law, (i) Executive shall not have authority or responsibility, directly or indirectly, to direct or control any of the management, policies, or operations of Bakkt Crypto Solutions, LLC (“BCS”) or Bakkt Trust Company LLC (“BTC”), except as otherwise permitted under applicable law, (ii) Executive shall not have the direct or indirect power or authority to elect or appoint any executive officers or other persons exercising managerial authority of BCS or BTC, (iii) Executive shall not have the direct or indirect power or authority to direct any individual performing similar managerial or supervisory functions with respect to BCS or BTC in any of its operations, and (iv) Executive shall not be employed in any capacity by BCS or BTC C nor otherwise perform any managerial duties for BCS or BTC. As soon as practicable following the Effective Date, and in any case no later than fifteen (15) days following the Effective Date, the Company and its affiliates shall, subject to the cooperation and submission of all relevant information and the taking of all requisite actions by Executive, file such initial applications, notification filings, forms and submissions, including any draft notifications in jurisdictions requiring pre-notification, with any governmental authority as are required to obtain the Regulatory Approvals. Executive, along with the Company and its affiliates, with the reasonable assistance of Executive wherever applicable, shall use (and cause its subsidiaries to use) commercially reasonable efforts to take all actions required, proper or advisable to obtain the Regulatory Approvals as promptly as reasonably practicable, including, as with respect to each of the Company and Executive, supplying (or causing to be supplied) any additional information that may be required or requested by the applicable governmental authorities in connection with making such filings or submissions and obtaining the Regulatory Approvals.
2.At-Will Employment. Subject to Sections 7, 8, and 9 below, the Parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice, for any reason or no reason.
3.Compensation.
(a)Base Salary. Executive will receive an annual base salary of $100,000 (as may be modified in accordance with the next sentence, the “Base Salary”), The Base Salary may be increased from time to time during the Employment Term and shall not be decreased without consent of Executive. The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). The last payment will be adjusted, if necessary, to reflect a termination date other than the last working day of a pay period.
(b)Annual Bonus. During the Employment Term, Executive shall be eligible to receive an annual bonus. The amount of such bonus (if any) shall be determined by the Board (or a committee thereof) and shall be paid no later than two and one half (2 ½) months after the end of the taxable year to which the bonus relates. Executive must be employed on the date that annual bonuses are paid to Company executives in order to receive any such annual bonus.
(c)Equity Awards.
(i)Performance Stock Units. On or as soon as reasonably practicable following the Effective Date, the Company shall grant Executive a one-time award of performance-based restricted stock units (“PSUs”), with a grant date value of $15,000,000. The number of PSUs subject to the grant will be determined by dividing the grant date value by the closing price on the New York Stock Exchange of one share of the Company’s common stock on March 18, 2025 (the “Reference Price”). The PSUs shall be eligible to vest over a three-year performance period following the Employment Date (the “Performance Period”) based on attainment of stock price metrics such that one-third of PSUs will vest, subject to continued employment through the vesting date, if the Company’s stock price (measured based on a rolling 90-day VWAP) appreciates at any point during the Performance Period by 100% above the Reference Price, For each additional 25% of stock price appreciation (measured based on a rolling 90-day VWAP) above the Reference Price during the Performance Period, limited to a maximum of eight (8) additional vesting tranches, an additional number of PSUs equal to $1,250,000 divided by the Reference Price will vest, subject to continued employment through the vesting date. No PSUs will vest in the event that the Company’s stock price ( measured based on a rolling 90-day VWAP) does not appreciate above the Reference Price by at least 100% during the Performance Period. In the event of a Change in Control, as defined in the Company 2021 Omnibus Incentive Plan (the “2021 Plan”), any then outstanding unvested PSUs will be eligible to vest upon the closing of the Change in Control based on the Change in Control price. Any PSUs that do not vest as of the Change in Control date will terminate without consideration. The PSUs shall be subject to the terms and conditions of the 2021 Plan and form of PSU award agreement entered into by and between Executive and the Company, consistent with the substantive terms of this Agreement.
(ii)Sign-On RSU Grant. On or as soon as reasonably practicable following the Effective Date, Executive shall be granted restricted stock units (“RSUs”) with a target grant date fair value as determined by Board (or a committee thereof) of not less than $150,000, which shall be subject to a one-year vesting period and otherwise granted in accordance with the terms of the 2021 Plan and any applicable award agreement.
(iii)Additional Annual Grants. During the Employment Term, Executive shall be eligible for additional annual equity compensation grants with a target grant date fair value as determined by Board (or a committee thereof) of not less than $100,000, which shall be granted in the ordinary course of the Company’s executive compensation practices. Such grants shall be made in accordance with the terms of the Company’s long-term incentive compensation plans and with such terms and conditions established by the Board or its Compensation Committee, as set forth in the applicable award agreement(s).
(iv)Inducement Grants Condition to Annual Equity Awards. Executive acknowledges that the RSUs and PSUs contemplated by Section 3(c)(i) and (ii) are an inducement material to Executive’s decision to accept employment with the Company. Except as otherwise provided in this Agreement and/or in any RSU or PSU award agreement entered into by and between Executive and the Company, such RSUs and PSUs will be subject to the terms of the 2021 Plan as if granted thereunder but will be granted pursuant to the “employment inducement award” exception provided under Rule 303A.08 of the New York Stock Exchange Listed Company Manual. Promptly following the date hereof, the Company will take all actions necessary to meet such inducement exemption and file a registration statement on Form S-8 registering the grant of the RSUs and PSUs. Executive’s receipt and entitlement to the equity awards described in Section 3(c)(iii) shall be contingent upon receipt of necessary stockholder approvals.
4.Employee Benefits. During the Employment Term, Executive will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s retirement, group medical, dental, vision, disability, life insurance, and flexible-spending account plans, or, to the extent the Company is unable to provide coverage under Company benefit plans while Executive is residing outside of the United States, the Company will arrange to provide comparable benefit coverage to Executive or provide additional cash payments to Executive to purchase comparable benefit coverage. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees generally at any time. In addition, during the Employment Term, the Company shall pay or reimburse Executive for an annual executive physical provided by Executive Health Exams.
5.Vacation. Executive will be eligible to accrue a maximum of four (4) weeks paid vacation per year, in accordance with the Company’s vacation policy.
6.Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executives of the Company. For business-related travel, Executive will be reimbursed for first class air travel and related expenses, including entertainment or other business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties under this Agreement. Without limiting any other benefit that Executive may be entitled pursuant to the Company’s reimbursement policies, Executive shall also be reimbursed for use of a suite when traveling for Company business purposes when reasonably required for business purposes for example, when at a conference in order to facilitate meetings).
7.Termination on Death or Disability.
(a)Effectiveness. Executive’s employment will terminate automatically upon Executive’s death or, upon fourteen (14) days’ prior written notice to the Company in the event of Disability.
(b)Effect of Termination. Upon any termination for death or Disability, Executive shall be entitled to (1) the following accrued obligations: (i) any earned but unpaid Base Salary; (ii) any accrued and unused vacation pay, to the extent provided in accordance with the Company’s policies and procedures and applicable law; (iii) any business expenses that are reimbursable pursuant to Section 6; and (iv) any compensation and/or benefits as may be due or payable to Executive (or Executive’s beneficiary, legal representative or estate, as the case may be, in the event of Executive’s death) in accordance with the terms and provisions of any employee benefit plans or programs of the Company, to be paid in accordance with such terms (together, (i)-(iv), the (the “Accrued Obligations”). For the avoidance of doubt, upon any termination for death or Disability. Executive shall not be entitled to any other severance or benefits of any kind unless required by law or pursuant to any other written Company plans or policies, as then in effect.
8.Termination for Cause; Resignation without Good Reason.
(a)Effectiveness. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause, and Executive may resign from Executive’s employment with the Company at any time for any reason Executive’s termination for Cause by the Company, or Executive’s resignation for any reason, shall be effective on the date either Party gives notice to the other Party of such termination in accordance with this Agreement unless otherwise agreed by the Parties. A resignation by Executive without Good Reason that is accelerated by the Company shall continue to be construed as a resignation under this Agreement and shall not be considered or treated as a termination by the Company.
(b)Effect of Termination. In the case of the Company’s termination of Executive’s employment for Cause, or Executive’s resignation for any reason other than Good Reason, Executive shall be entitled to receive the Accrued Obligations, and Executive shall not be entitled to any other severance or benefits of any kind unless required by law or pursuant to any other written Company plans or policies, as then in effect.

9.Involuntary Termination Without Cause; Resignation for Good Reason.
(a)If Executive is terminated by the Company without Cause (which does not include any termination due to death or Disability), or if Executive resigns for Good Reason, then subject to the limitations of Sections 9(b) and 23 below, Executive shall be entitled to receive: (A) the Accrued Obligations; (B) a lump sum cash payment equal to two (2) or, if such termination is within two years after a Change in Control, three (3)) times Executive’s then-current Base Salary; (C) with respect to equity based compensation grants made or subject to the terms of, as if granted thereunder, to Executive under the 2021 Plan (i) for time-vesting equity based grants (including the grants for which actual performance achievement has already been certified as of the date of employment termination), accelerate Executive’s right to exercise all such options and fully vest all such equity grants, (ii) for performance based grants, for which performance has not been certified as of the date of employment termination, determine and certify performance based on actual performance achieved after completion of the performance period in accordance with the terms of such grants, and vest all earned tranches of such performance grants on the date of such performance certification, and (iii) with respect to any stock option awards, treat Executive as if Executive had remained employed by the Company for one (1) year following the date of termination so that the time period over which Executive has the right to exercise such options shall be the same as if there had been no termination of Executive’s employment until the end of such one year period; provided that, for the avoidance of doubt, any treatment of equity based grants set forth in the 2021 Plan or any award thereunder that is more favorable to Executive will apply; and (E) a lump sum cash payment in respect of Executive’s cost of one (1) year’s continued health coverage. For the avoidance of doubt, Executive shall not be entitled to any other severance or benefits of any kind unless required by law or pursuant to any other written Company plans or policies, as then in effect.
(b)Conditions Precedent. Any severance payments contemplated by Section 9(a) above are conditional on Executive: (i) continuing to comply with the terms of this Agreement and the Confidential Information Agreement (as defined below); and (ii) signing and not revoking a separation agreement and release of known and unknown claims in the form provided by the Company (the “Release”) which becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance under this Section 9 and elsewhere in this Agreement. Any severance payments or other benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 23) will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 23(b). Except as required by Section 23(b), any installment payments that would have been made to Employee during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement, unless subject to the six (6)-month payment delay described herein. Any severance payments under this Agreement that would not be considered Deferred Compensation Separation Benefits will be paid on, or, in the case of installments, will not commence until, the first payroll date that occurs on or after the date the Release becomes effective and any installment payments that would have been made to Executive during the period prior to the date the Release becomes effective following Executive’s separation from service but for the preceding sentence will be paid to Executive on the first payroll date that occurs on or after the date the Release becomes effective. Notwithstanding the foregoing, this Section 9(b) shall not limit Executive’s ability to obtain expense reimbursements under Section 6 or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

10.Definitions.
(a)Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s failure to substantially perform his material duties and obligations consistent with this Agreement (for reasons other than death or Disability), which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) Executive’s material failure or refusal to comply with the material written policies, standards or regulations established by the Company (provided that such have been communicated or made available to Executive) from time to time, which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of fraud, embezzlement, misrepresentation, or other unlawful act committed by Executive that is or may reasonably be expected to have a material and adverse effect on the reputation or interests of the Company that Executive fails to remedy to the reasonable satisfaction of the Board within thirty (30) days after written notice is delivered by the Board to Executive that sets forth in reasonable detail the basis of such misconduct or failure, provided that such failure is actually curable within the discretion of the Company; (iv) Executive’s violation of a federal or state law or regulation applicable to the Company’s business or other conduct that has caused any regulatory body or agency that has competent jurisdiction over the Company to determine that Executive is not permitted, or is otherwise unsuitable, to be co-CEO of the Company; (v) Executive’s conviction of, or a plea of nolo contendere or guilty, to a felony under the laws of the United States, any other country, or any state within the U.S., or (vi) Executive’s material breach of the terms of this Agreement or the Confidential Information Agreement (defined below).
Any act or omission based upon a resolution duly adopted by the Board will be conclusively presumed to have been done or omitted in good faith and in the best interests of the Company and its Affiliates. If the Company does not deliver to Executive a notice of termination within ninety (90) days after the Board has knowledge that an event constituting Cause has occurred, the event will no longer constitute Cause.
(b)Change in Control. For purposes of this Agreement, “Change in Control” has the meaning ascribed to such term in the 2021 Plan.
(c)Disability. For purposes of this Agreement, “Disability” means that Executive, at the time notice is given, Executive’s substantial inability to perform the essential functions of Executive’s position, with or without a reasonable accommodation, for a continuous period of one hundred and eighty (180) days due to physical or mental illness.
(d)Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (i) a material reduction in Executive’s compensation (including Base Salary or equity-based compensation) under this Agreement; (ii) relocation by the Company of Executive’s principal place of employment to a place that is more than thirty (30) miles from his home address; (iii) a material adverse change to Executive’s title, duties or responsibilities, or the assignment to Executive of any duties or responsibilities that result in the material diminution of Executive’s position as set forth in this Agreement; (iv) the Company’s or a subsidiary’s material breach of the terms of this Agreement or any other material agreement with Executive; (v) failure of a successor to the Company to assume this Agreement; or (vi) any failure by the Company to nominate Executive for election to the Board.

Notwithstanding the foregoing, in order to resign for Good Reason, Executive must (1) provide written notice to the Company within ninety (90) days after Executive has, or should have, knowledge of the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, (2) allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, Executive’s resignation from all positions Executive then holds with the Company must be effective not later than thirty (30) days after the expiration of the cure period. Executive’s continued employment during the ninety (90)-day period referred to above in this Section 10(d) will not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
11.Company Matters.
(a)Proprietary Information and Inventions. Executive acknowledges and agrees that Executive has signed, is bound by, and will continue to abide by the terms of the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, executed concurrently herewith, to be effective as of the Effective Date (the “Confidential Information Agreement”).
(b)Resignation on Termination. On termination of Executive’s employment, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Executive may hold in the Company or any affiliate subject to other rights, if any. to board seats that Executive may have from time to time pursuant to agreements entered into with the Company or any affiliate.
(c)Background Check. Employment under this Agreement is conditioned on Executive completing a satisfactory background check.
12.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
13.Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by email directed to the Party to be notified at the address or email indicated for such Party on the signature page to this Agreement, or at such other address or email as such Party may designate by ten (10) days’ advance written notice to the other Parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of email.
14.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15.Integration; Entire Agreement; Amendments. This Agreement, together with the 2021 Plan, Executive’s award agreements thereunder, the Indemnification Agreement entered into on the date hereof, and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.
16.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes pursuant to any applicable law or regulation.
17.Waiver. No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.
18.Governing Law. This Agreement will be governed by the laws of the State of Georgia (with the exception of its conflict of laws provisions).
19.Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
20.Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, including through electronic signatures, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all of the parties reflected hereon as the signatories. Any signature on this Agreement delivered by photographic, facsimile or PDF copy shall be deemed to be an original signature hereto.
21.Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.
22.Construction of Agreement. This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.
23.Section 409A.
(a)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(c)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.
(d)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation Section 1.409A-1 (b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
(e)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
24.Initial Engagement via Manpower Company. To the extent required by applicable law, the Parties will work in good faith to promptly establish an arrangement with a manpower company or employer of record registered to do business in the United Arab Emirates to engage Executive as an employee in the United Arab Emirates (a “Manpower Company”) or such other structure to employ Executive promptly as is mutually agreed in good faith, in either case, effective as of the Employment Date. In the event that Executive is employed through a Manpower Company, except as otherwise mutually agreed in good faith, the Company will cause the Manpower Company (i) to engage Executive in a fashion that provides the Parties the benefit of all of the same terms and conditions set forth in this Agreement and the Confidentiality Agreement and (ii) to allow Executive to receive the economic benefits set forth in this Agreement, which the Parties acknowledge may require the Manpower Company to provide some of the compensation and benefits set forth in this Agreement, such as salary or welfare benefits, and the Company to provide other compensation or benefits, such as equity awards. In the event that the laws of the United Arab Emirates or use of the Manpower Company prevent or preclude any term, set forth in this Agreement or the Confidentiality Agreement, or the Company is unable to substantially replicate the benefit to either Party of any term set forth in this Agreement or the Confidentiality Agreement, the Parties agree to work in good faith to agree to replace such term with an alternative term that accomplishes the same intent and economic result. For the avoidance of doubt, the Company will remain subject to the Indemnification Agreement executed on the date hereof.
25.Transfer from Manpower Company. In the event that Executive is initially employed through a Manpower Company, then as soon as is reasonably practicable following the Effective Date, the Company shall establish a subsidiary in the United Arab Emirates (the “UAE Subsidiary”) and Executive’s employment shall transfer from the Manpower Company to the UAE Subsidiary. The Company shall cause the UAE Subsidiary, upon transferring Executive’s employment, (i) to engage Executive on the same terms and conditions set forth in this Agreement and the Confidentiality Agreement, (ii) to allow Executive to receive the economic benefits set forth in this Agreement, which the Parties acknowledge may require the UAE Subsidiary to provide some of the compensation and benefits set forth in this Agreement, such as salary or welfare benefits, and the Company to provide other compensation or benefits, such as equity awards. The Parties agree that any transfer to a UAE Subsidiary as described in this Section 25 will not, on its own, trigger a termination without Cause, nor a resignation for Good Reason. For the avoidance of doubt, Executive will not be entitled to any of the benefits set forth in Section 9 of this Agreement solely by virtue of the transfer of Executive’s employment from a Manpower Company to a UAE Subsidiary.
[signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.
BAKKT HOLDINGS, INC.
By:    /s/ Karen Alexander
Name:    Karen Alexander
Title:    Chief Financial Officer

Address:
Bakkt Holdings, Inc.
One Liberty St, Ste 305-306
New York, NY 10006
Attention: legal-notices@bakkt.com
AKSHAY NAHETA
/s/ Akshay Naheta
Akshay Naheta

Address: c/o Bakkt Holdings, Inc.
One Liberty St, Ste 305-306
New York, NY 10006
Email: akshay.naheta@bakkt.com